Exhibit (j)(1)

FORM OF CUSTODY AGREEMENT

By and Between

[  ]

And

T. ROWE PRICE OHA FLEXIBLE CREDIT INCOME FUND

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS		4
	2.1	Appointment of Custodian	4
	2.2	Establishment of Accounts	5

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS		5
	3.1	Authorized Persons	5
	3.2	Instructions	6
	3.3	[ ] Actions Without Instructions	7
	3.4	Funds Transfers	7
	3.5	Electronic Access	8

4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS		8
	4.1	Use of Subcustodians and Depositories	8
	4.2	Liability for Subcustodians	9
	4.3	Liability for Depositories	9
	4.4	Use of Agents	9

5.	CORPORATE ACTIONS		10
	5.1	Notification	10
	5.2	Exercise of Rights	10
	5.3	Partial Redemptions, Payments, Etc.	10

6.	SETTLEMENT		10
	6.1	Settlement Instructions	10
	6.2	Settlement Funds	10
	6.3	Settlement Practices	11

7.	TAX MATTERS		11
	7.1	Tax Obligations	11
	7.2	Responsibility for Taxes	12
	7.3	Payments	12

8.	PRIVATE INVESTMENTS; INVESTMENT FILES AND POSSESSED SECURITIES		12
	8.1	Acceptance and Safekeeping of Investment Files	12
	8.2	Acceptance and Safekeeping of Possessed Securities	13
	8.3	Responsibility for Private Investments	14

9.	CREDITS AND ADVANCES		15
	9.1	Contractual Settlement and Income	15
	9.2	Advances	16
	9.3	Repayment	16
	9.4	Securing Repayment	16
	9.5	Setoff	17

10.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA		17
	10.1	Statements	17
	10.2	Books and Records	17
	10.3	Third Party Data	18
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11.	DISCLOSURES		18
	11.1	Required Disclosure	18
	11.2	Foreign Exchange Transactions	19
	11.3	Investment of Cash	19

12.	REGULATORY MATTERS		19
	12.1	USA PATRIOT Act	19
	12.2	Sanctions; Anti-Money Laundering	20

13.	COMPENSATION		21
	13.1	Fees and Expenses	21
	13.2	Other Compensation	21

14.	REPRESENTATIONS, WARRANTIES AND COVENANTS		21
	14.1	[ ]	21
	14.2	Customer	22

15.	LIABILITY		22
	15.1	Standard of Care	22
	15.2	Limitation of Liability	23
	15.3	Force Majeure	24
	15.4	Indemnification	24

16.	CONFIDENTIALITY		25
	16.1	Confidentiality Obligations	25
	16.2	Exceptions	25

17.	TERM AND TERMINATION		25
	17.1	Term	25
	17.2	Termination	26
	17.3	Effect of Termination	26
	17.4	Survival	26

18.	GENERAL		26
	18.1	Non-Custody Assets	26
	18.2	Assignment	27
	18.3	Amendment	27
	18.4	Governing Law/Forum	27
	18.5	Sovereign Immunity	27
	18.6	Business Continuity/Disaster Recovery	28
	18.7	Non-Fiduciary Status	28
	18.8	Notices	28
	18.9	Entire Agreement	28
	18.10	No Third Party Beneficiaries	28
	18.11	Counterparts/Facsimile	28
	18.12	Interpretation	29
	18.13	No Waiver	29
	18.14	Headings	29
	18.15	Severability	30

LIST OF ENTITIES			1
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CUSTODY AGREEMENT

This Custody Agreement (the “Agreement”) is made and entered into as of the latest date set forth on the signature page hereto (the “Effective Date”) by and between [  ], a New York state chartered bank (“[     ]”), and T. ROWE PRICE OHA FLEXIBLE CREDIT INCOME FUND, a Delaware Statutory Trust (“Customer”). [  ] and Customer are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Customer wishes to appoint [  ] as the custodian of certain of its assets, and [  ] is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.	DEFINITIONS

Whenever used in this Agreement, the following words have the meanings set forth below:

“1940 Act” means the U.S. Investment Company Act of 1940, as amended.

“Account” or “Accounts” has the meaning set forth in Section 2.2.

“Act” has the meaning set forth in Section 11.1(a).

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or under common control with such entity.

“Agreement” means, collectively, this Custody Agreement, any Exhibits hereto and any other documents incorporated herein by reference.

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, the Money Laundering Control Act and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Assets” has the meaning set forth in Section 2.1(a).

“Authorized Person” has the meaning set forth in Section 3.1.

“[  ]” has the meaning set forth in the introductory paragraph.

“Cash” means the money and currency of any jurisdiction which [  ] accepts for deposit in an Account.

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“Confidential Information” means, with respect to a Party, the terms of this Agreement and all non-public business and financial information of such Party (including, with respect to Customer, information regarding the Accounts, the Assets, Customer’s shareholders and its practices and procedures related to the services provided hereunder and including, with respect to [  ], information regarding its practices and procedures related to the services provided hereunder) disclosed to the other Party in connection with this Agreement.

“Customer” has the meaning set forth in the introductory paragraph.

“Data Terms Website” means [  ] or any successor website the address of which is provided by [  ] to Customer.

“Depository” means the Depository Trust Company, Euroclear, Clearstream Banking S.A., the Canadian Depository System, CLS Bank and any other securities depository, book-entry system or clearing agency authorized to act as a system for the central handling of securities pursuant to the laws of the applicable jurisdiction, and any successors to, and/or nominees of, any of the foregoing.

“Documentation” shall mean, for each Private Investment (as defined below) for which a Series physically delivers an Investment File (as defined below) to [ ], all documents and instruments that may include the related Private Investments (but excluding any physical certificates evidencing ownership of a Security (as defined below)), including any subscription agreements, loan documents (including each loan agreement, promissory note, participation certificate, collateral security agreement, guarantee or supporting obligation), partnership certificates, membership agreements or such other agreements or documents as may be mutually agreed between the parties from time to time.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Electronic Access Services” means such services made available by [  ] or a [  ] Affiliate to Customer to electronically access information relating to the Accounts and/or transmit Instructions.

“Electronic Signature” means an image, representation or symbol inserted into an electronic copy of the Agreement by electronic, digital or other technological methods.

“Foreign Depository” means an “Eligible Securities Depository” (as defined in Rule 17f-7 under the 1940 Act) identified by [  ] to Customer from time to time.

“Hedge Fund Investments” shall mean investments by any Series in hedge funds and other privately-placed securities issued by investment or collective investment vehicles, in each case, that satisfy the conditions set forth in Regulation D of the Securities Act of 1933.

“Instructions” means, with respect to this Agreement, instructions issued to [  ] by way of (a) one of the following methods (each as and to the extent specified by [  ] as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, or otherwise

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appearing on their face to have been transmitted by an Authorized Person; or (iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the Parties and that are reasonably believed by [  ] to have been transmitted by an Authorized Person.

“Investment File” shall mean an unsealed hard copy file, which the applicable Series represents contains Documentation (as defined above), physically delivered to and actually received and accepted by [  ], a Subcustodian or a Depository, as applicable.

“Market Data” means pricing, valuations or other commercially sourced data applicable to any Security. Market Data also includes security identifiers, bond ratings and classification data.

“Market Data Providers” means vendors and analytics providers and any other Person providing Market Data to [  ].

“Non-Custody Assets” has the meaning set forth in Section 18.1.

“Oral Instructions” means, with respect to this Agreement, spoken instructions issued to [  ] and reasonably believed by [  ] to be from an Authorized Person.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Person” or “Persons” means any entity or individual.

“Possessed Securities” those securities or other assets which (x) are evidenced by physical certificates, (y) are certificated securities as defined in the UCC (as defined below) registered in the name of Customer, a Series or a third-party agent of Customer or such Series but in all cases such assets are not registered in the name of Custodian or its nominee and (z) are possessed by Custodian directly or indirectly through a Depository or Subcustodian and reflected in the Account.

“Private Investments” means, collectively, (i) private equity investments, including investments in partnership and limited liability companies (excluding Hedge Fund Investments), acquired by a Series and physically delivered to [  ], a Subcustodian or a Depository, as applicable, by the Series from time to time during the term of, and pursuant to the terms of, this Agreement; (ii) all dividends in kind (e.g., non-cash dividends) from the investments described in clause (i); and (iii) loans or loan commitments originated by or otherwise obtained by a Series and delivered to [  ], Subcustodian or Depository, as applicable, by the Series from time to time during the term of, and pursuant to the terms of, this Agreement.

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Securities” means all (a) debt and equity securities and (b) instruments representing rights or interests therein, including rights to receive, subscribe to or purchase the foregoing or evidencing or representing any other rights or interests herein; in each case

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as may be agreed upon from time to time by [  ] and Customer and which are from time to time delivered to or received by [  ] and/or any Subcustodian for deposit in an Account. For the avoidance of doubt, Private Investments and Possessed Securities shall not be considered Securities for purposes of this Agreement.

“Series” means the respective portfolios, if any, of Customer listed on Appendix I to this Agreement. If no portfolios are listed on Appendix I to this Agreement then a reference to a Series means Customer.

“Standard of Care” has the meaning set forth in Section 15.1.

“Subcustodian” means a bank or other financial institution (other than a Depository) that is selected and used by [  ] or a [  ] Affiliate (acting as subcustodian) in connection with the settlement of transactions and/or custody of Assets, Investment Files or Possessed Securities hereunder, and any successors to, and/or nominees of, any of the foregoing.

“Tax Information” means all accurate, relevant and necessary information with respect to the Accounts or with respect to Customer’s identification or classification for purposes of Tax Obligations, in each case as may be required by applicable tax laws or by a tax authority inquiry, or as may be requested by [  ] in connection with the matters in Section 7.

“Tax Obligations” means taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Third Party Data” has the meaning set forth in Section 10.3(a).

“UCC” shall mean the Uniform Commercial Code, as amended or restated from time to time and as in effect in the State of New York.

2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS
2.1	Appointment of Custodian
(a)	Customer hereby appoints [ ] as custodian of all Securities and Cash (collectively, “Assets”), Investment Files and Possessed Securities, in each case to be held under, and in accordance with the terms of, this Agreement and [ ] hereby accepts such appointment and agrees to keep safely all Assets delivered to and actually received by the Custodian in accordance with the provisions of this Agreement and applicable statutes, laws, rules and regulations applicable to [ ]. The Parties acknowledge and agree that [ ]’s duties pursuant to such appointment will be limited solely to those duties expressly undertaken pursuant to this Agreement.
(b)	Notwithstanding the foregoing, [ ] has no obligation:
(i)	With respect to any Assets, Investment Files and Possessed Securities until they are actually received by [ ] and credited to or held in an Account;
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(ii)	To inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account or to question any Instructions;
(iii)	To monitor the Securities, Investment Files or Possessed Securities in the Accounts or determine whether Customer complies with limitations on ownership or any restrictions on investors provided for by local law, regulations or market practice, or provisions in the issuer’s articles of incorporation or by-laws;
(iv)	To determine the adequacy of title to, or the validity or genuineness of, any Assets, Investment Files or Possessed Securities received by it or delivered by it pursuant to this Agreement; or
(v)	With respect to any matters related to: the establishment, maintenance operation or termination of Customer; the offer, sale or distribution of the shares of, or interests in Customer; Customer’s or its investment advisor’s compliance with applicable laws.
(c)	Cash held hereunder may be subject to additional deposit terms and conditions issued by [ ] or the applicable Subcustodian from time to time, including rates of interest and deposit account access.
(d)	If Customer engages in securities lending activities, such activities will be subject to certain additional and/or modified terms to be set forth in a separate written agreement between Customer and [ ] or a [ ] Affiliate.
2.2	Establishment of Accounts

[  ] will establish and maintain a separate account for each Series in which [  ] will hold Assets, Investment Files and Possessed Securities relating to the relevant Series as provided herein (each, an “Account,” and collectively, the “Accounts”). The Account of each Series established under this Agreement shall be maintained separately from the Account of each other Series.

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS
3.1	Authorized Persons

Promptly following the Effective Date, Customer and/or its designee (including any of Customer’s investment managers) will furnish [  ] with one or more written lists or other documentation acceptable to [  ] specifying the names and titles of, or otherwise identifying, all Persons authorized to act on behalf of Customer (with respect to a particular Series, if applicable) with respect to this Agreement (each, an “Authorized Person”). Customer will be responsible for keeping such lists and/or other documentation current, and will update such lists and/or other documentation, as necessary from time to time, pursuant to Instructions.

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3.2	Instructions
(a)	Except as otherwise expressly provided in this Agreement, [ ] will have no obligation to take any action hereunder unless and until it receives Instructions issued in accordance with this Agreement.
(b)	Customer will be responsible for ensuring that (i) only Authorized Persons issue Instructions to [ ] and (ii) all Authorized Persons safeguard and treat with extreme care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.
(c)	Where Customer may or is required to issue Instructions, such Instructions will be issued by an Authorized Person.
(d)	[ ] will be entitled to deal with any Authorized Person until notified otherwise pursuant to Instructions, and will be entitled to act and rely upon any Instruction received by [ ].
(e)	All Instructions must include all information necessary, and must be delivered using such methods and in such format as [ ] may reasonably require and be received within [ ]’s established cut-off times and otherwise in sufficient time, to enable [ ] to act upon such Instructions provided that, after the execution of this Agreement or as soon as practicable thereafter, [ ] shall make available to Customer such required information, methods, cut-off times and other applicable timing requirements.
(f)	[ ] may in its sole discretion decline to act upon any Instructions that do not comply with requirements set forth in Section 3.2(e) or that conflict with applicable law or regulations or [ ]’s operating policies and practices, in which event [ ] will promptly notify Customer unless prevented from doing so by applicable law.
(g)	Customer acknowledges that while it is not part of [ ]’s normal practices and procedures to accept Oral Instructions, [ ] may in certain limited circumstances accept Oral Instructions. In such event, such Oral Instructions will be deemed to be Instructions for purposes of this Agreement. An Authorized Person issuing such an Oral Instruction will promptly confirm such Oral Instruction to [ ] in writing. Notwithstanding the foregoing, Customer agrees that the fact that such written confirmation is not received by [ ], or that such written confirmation contradicts the Oral Instruction, will in no way affect (i) [ ]’s reliance on such Oral Instruction or (ii) the validity or enforceability of transactions authorized by such Oral Instruction and effected by [ ].
(h)	Customer acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to [ ] and that there may be more secure methods of transmitting Instructions than the method selected by the sender. Customer agrees that the security procedures, if any, to be followed by Customer and [ ] with respect to the transmission and authentication of Instructions provide to Customer a commercially reasonable degree of protection in light of its particular needs and circumstances.
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3.3	[ ] Actions Without Instructions

Notwithstanding anything to the contrary set forth in this Agreement, Customer hereby authorizes [  ], without Instructions, to take any administrative or ministerial actions with respect to the Accounts that it deems reasonably necessary or appropriate to perform its obligations under this Agreement, including the following:

(a)	Receive income and other payments due to the Accounts; provided, however, that [ ] will have no duty to pursue collection of any amount due to an Account, including for Securities in default, if such amount is not paid when due;
(b)	Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;
(c)	Facilitate access by Customer or its designee to ballots or online systems to assist it in the voting of proxies received by [ ] in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters), all of which will be exercised by Customer or its designee and not by [ ];
(d)	Forward to Customer or its designee information (or summaries of information) that [ ] receives in its capacity as custodian from Depositories or Subcustodians concerning Securities in the Accounts (excluding bankruptcy matters);
(e)	Forward to Customer or its designee an initial notice of bankruptcy cases relating to Securities held in the Accounts and a notice of any required action related to such bankruptcy cases as may be received by [ ] in its capacity as custodian. [ ] will take no further action nor provide further notification related to the bankruptcy case;
(f)	Unless otherwise elected by Customer, and in accordance with [ ]’s standard terms and conditions, provide class action filing services for settled claims related to Securities with industry recognized identifiers;
(g)	Endorse for collection checks, drafts or other negotiable instruments received for the Accounts;
(h)	Execute and deliver, solely in its capacity as custodian, certificates, documents or instruments incidental to [ ]’s performance under this Agreement; and
(i)	Upon presentment of a check pursuant to a check redemption process agreed between Customer and [ ], unless otherwise instructed pursuant to Instructions, charge the amount of the check against the cash held in the Account of the relevant Series. If [ ] receives timely Instructions that a check is not to be honored, [ ] will return the check unpaid.
3.4	Funds Transfers

With respect to each Instruction for a Cash transfer, when the Instruction is to credit or pay a party by both a name and a unique numeric or alpha-numeric identifier (e.g., IBAN or ABA or account number), [  ] and any other bank participating in the Cash transfer will be entitled to rely solely on such numeric or alpha-numeric identifier, even if it identifies a

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party different from the party named. Such reliance on an identifier will apply to beneficiaries named in the Instruction, as well as any financial institution that is designated in the Instruction to act as an intermediary in such Cash transfer. To the extent permitted by applicable law, the Parties will be bound by the rules of any transfer system used to effect a Cash transfer under this Agreement.

3.5	Electronic Access

If Customer elects to use the Electronic Access Services in connection with this Agreement, the use thereof will be subject to any terms and conditions contained in a separate written agreement between the Parties or their Affiliates. If an Authorized Person elects, with [  ]’s prior consent, to transmit Instructions through a third-party electronic communications service, [  ] will not be responsible or liable for the reliability or availability of any such service.

4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS
4.1	Use of Subcustodians and Depositories
(a)	[ ] will be entitled to utilize Subcustodians and Depositories in connection with its performance hereunder; provided that [ ] will not utilize a Subcustodian that is an “Eligible Foreign Custodian” (as defined in Rule 17f-5 under the 1940 Act) to hold “Foreign Assets” (as defined in such Rule 17f-5) until after [ ] is informed, pursuant to such means as determined by [ ], that Customer’s board of directors or similar governing body or Customer’s “Foreign Custody Manager” (as defined in such Rule 17f-5) has determined that utilization of such Subcustodian satisfies the applicable requirements of such Rule 17f-5.
(b)	[ ] will only utilize Subcustodians that have entered into an agreement with [ ] or a [ ] Affiliate, and Assets held through a Subcustodian will be held subject to the terms and conditions of such Subcustodian’s respective agreement.
(c)	Assets deposited in a Depository will be held subject to the rules, procedures, terms and conditions of such Depository. Subcustodians may hold Assets in Depositories in which such Subcustodians participate.
(d)	In connection with each Depository utilized by [ ] that is a “securities depository” (as defined in Rule 17f-4 under the 1940 Act), [ ] (a) will exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (b) will provide, promptly upon request by Customer, such reports as are available concerning the internal accounting controls and financial strength of [ ].
(e)	With respect to each Foreign Depository, [ ] will exercise reasonable care, prudence and diligence (a) to provide Customer with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (b) to monitor such custody risks on a continuing basis and promptly notify Customer of any material change in such risks. Customer acknowledges and agrees that such analysis and monitoring will be made on the basis of, and limited by, information
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gathered from certain Subcustodians, provided that [  ] will exercise reasonable care, prudence and diligence to gather such information, or through publicly available information otherwise obtained by [  ], and will not include any evaluation of the matters referenced in Section 15.2(b)(i).

(f)	Unless otherwise required by local law or practice or a particular Subcustodian agreement, Assets deposited with Subcustodians or Depositories may be held in a commingled account in the name of, as applicable, [ ], a [ ] Affiliate or the applicable Subcustodian, for its clients.
(g)	Unless [ ] has received Instructions to the contrary, [ ] shall hold Assets indirectly through a Subcustodian only if: (i) the Assets are not subject to any right, charge, security interest, lien or claim of any kind in favor of the Subcustodian or its creditors (except a claim of payment for their safe custody or administration); and (ii) beneficial ownership of the Assets is freely transferable without the payment of money or value other than for safe custody or administration.
4.2	Liability for Subcustodians
(a)	[ ] will exercise the Standard of Care in selecting, retaining and monitoring Subcustodians.
(b)	With respect to Assets held by a Subcustodian, [ ] will be liable to Customer for the activities of such Subcustodian under this Agreement to the extent that [ ] would have been liable to Customer under this Agreement if [ ] had performed such activities itself in the relevant market in which such Subcustodian is located; provided, however, that with respect to Securities held by a Subcustodian that is not a [ ] Affiliate:
(i)	[ ]’s liability will be limited solely to the extent resulting directly from [ ]’s failure to exercise the Standard of Care in selecting, retaining, and monitoring such Subcustodian; and
(ii)	To the extent that [ ] is not liable pursuant to Section 4.2(b)(i), [ ]’s sole responsibility to Customer will be to: (A) take reasonable and appropriate action to recover from such Subcustodian, and (B) forward to Customer any amounts so recovered (exclusive of costs and expenses incurred by [ ] in connection therewith).
4.3	Liability for Depositories

[  ] will have no responsibility or liability for the activities of any Depository arising out of or relating to this Agreement or any cost or burden imposed on the transfer or holding of Assets held with such Depository; provided that, for clarity, [  ] remains responsible for its own acts and omissions pursuant to the terms of this Agreement.

4.4	Use of Agents

[  ] may appoint agents, including [  ] Affiliates, on such terms and conditions as it deems appropriate to perform its obligations hereunder, and [  ] shall be liable to Customer for the acts or omissions of a [  ] Affiliate under this Agreement to the same extent that [  ]

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would have been liable under this Agreement if [  ] had performed such act or omission itself. Except as otherwise specifically provided herein, no such appointment will discharge [  ] from its obligations hereunder.

5.	CORPORATE ACTIONS
5.1	Notification

[  ] will notify Customer or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that [  ] has actually received, in its capacity as custodian, notice of such right or discretionary corporate action from the relevant issuer, or from a Subcustodian, Depository or third party vendor. Without actual receipt of such notice by [  ], [  ] will have no responsibility or liability for failing to so notify Customer.

5.2	Exercise of Rights

Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken with respect to Securities in an Account, Customer or its designee will be responsible for making any decisions relating thereto and for instructing [  ] to act. In order for [  ] to act, Customer must issue Instructions either: (a) using the [  ]-generated form provided along with [  ]’s notice under Section 5.1 or (b) if Customer is not using such [  ]-generated form, clearly indicating, by reference to the options provided on such [  ]-generated form, which action Customer is electing. Each such Instruction will be addressed as [  ] may from time to time request and issued by such time as [ ] will advise Customer or its designee.

5.3	Partial Redemptions, Payments, Etc.

[  ] will advise Customer or its designee upon its notification, in its capacity as custodian, of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account. If [  ] or any Subcustodian or Depository holds any Securities affected by one of the events described, [  ] or such Subcustodian or Depository may select the Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

6.	SETTLEMENT
6.1	Settlement Instructions

Promptly after the execution of each Securities transaction, Customer will issue to [  ] Instructions to settle such transaction. Unless otherwise agreed by [  ] and subject to Section 9.1, Assets will be credited to the relevant Account only when actually received by [  ].

6.2	Settlement Funds

For the purpose of settling a Securities transaction, Customer will provide [  ] with sufficient immediately available funds or Securities, as applicable, in the relevant Account by such

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time and date as is required to enable [  ] to settle such transaction in the country of settlement and in the currency to be used to settle such transaction.

6.3	Settlement Practices

Securities transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs. Customer understands that when [  ] is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment related to such Securities may not be completed simultaneously and can also be made without payment. Customer assumes full responsibility for all risks involved in connection with [ ]’s delivery of Securities or Cash in accordance with such practices.

7.	TAX MATTERS
7.1	Tax Obligations
(a)	To the extent that [ ] has received the Tax Information within the time stipulated, [ ] will perform the following services with respect to Tax Obligations:
(i)	Unless prohibited by law or regulation, at the reasonable request of Customer, [ ] will provide to Customer such information received by [ ] in its capacity as custodian that could, in Customer’s reasonable belief, assist Customer or its designee in the submission of any reports or returns with respect to Tax Obligations. An Authorized Person will inform [ ] in writing as to which party or parties will receive information from [ ];
(ii)	[ ] will, upon receipt of sufficient Tax Information from Customer (as reasonably determined by [ ]), file claims for exemptions or refunds with respect to withheld taxes in those markets where it provides such services and subject to [ ]’s service level description (in each case as made available to Customer from time to time). Where Customer (for whatever reason) fails or neglects to provide [ ] with or to review and confirm the Tax Information within the time stipulated by [ ], then such failure or neglect may result in the disapplication of withholding tax relief or the obligation on Customer to immediately return amounts already refunded by a tax authority. Customer may, however, elect to appoint its own tax agent to file claims for exemptions or refunds in any or all markets, with advance notice to [ ] of such appointment and subject to such terms as separately agreed in writing between Customer and [ ]; and
(iii)	[ ] or the applicable Subcustodian will withhold appropriate amounts, as required by applicable tax laws, with respect to amounts received and is authorized to debit the relevant Account in the amount of a Tax Obligation and to pay such amount to the appropriate taxing authority.

Customer’s receipt of the foregoing services is dependent upon its subscription to [  ]’s information reporting system, and Customer will be responsible for enrolling its designated Authorized Persons in such system. Customer acknowledges that [  ] may, at any time, amend the scope of its tax service offering and notice of such changes will be made available to [  ]’s customers through its information reporting

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system.  Such changes may require additional documentation, attestations or declarations to be entered into by Customer in order to continue receiving the relevant tax service in a particular market.

(b)	Customer acknowledges that [ ] is a service provider and not an economic beneficiary of any transaction.
(c)	Customer will be responsible for understanding its Tax Obligations, and will be solely responsible and liable for all Tax Obligations with respect to any Assets held on behalf of Customer and any transaction related thereto.
(d)	Customer will provide [ ] with Tax Information to enable [ ] to comply with [ ]’s obligations under any applicable tax laws or with any tax authority enquiry.
(e)	Customer acknowledges and agrees that none of [ ] nor any [ ] Affiliate is a tax adviser and none of [ ] nor any [ ] Affiliate will, under any circumstances, provide tax advice to Customer. Customer will obtain its own independent tax advice for any tax-related matters or Tax Obligations.
7.2	Payments

Where [  ] receives Instructions to make distributions or transfers out of an Account in order to pay Customer’s third party service providers, Customer acknowledges that in making such payments [  ] is acting in an administrative or ministerial capacity, and not as the payor, for tax information reporting and withholding purposes.

8.	PRIVATE INVESTMENTS; INVESTMENT FILES AND POSSESSED SECURITIES
8.1	Acceptance and Safekeeping of Investment Files
(a)	With respect to all Private Investments, Customer (with respect to a particular Series, if applicable) will arrange for the physical and not, for the avoidance of doubt, electronic, delivery of an Investment File to [ ], Subcustodian or Depository, as applicable accompanied by an Instruction which clearly identifies the contents of such Investment File; provided that [ ], Subcustodian or Depository may, in its reasonable discretion, reject any Investment File and/or any Documentation contained therein which such [ ], Subcustodian or Depository has determined to be ineligible for deposit or which otherwise cannot be held in custody by [ ], Subcustodian or Depository. [ ] shall endeavor to provide reasonable notice to Customer of a rejection of any Investment File or related Documentation; provided that [ ] makes no representation as to its ability to provide such notice. If an Investment File is accepted, [ ] will generate an asset identifying number to track the Investment File and safekeep such Investment File. Under no circumstances will [ ] be required to issue a trust receipt (or similar instrument) with respect to any Investment File or its contents.
(b)	[ ] shall not be under an obligation to review, verify, validate or otherwise inspect the contents of an Investment File. [ ] will include such Investment File in its regular security count audits and deliver such Investment File to such person or entity as Customer may instruct via Instructions. Acceptance of Investment Files by the [ ]
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is based solely on Customer’s description and representations regarding the contents thereof and any other documentation that [  ] requests to obtain reasonable comfort that such Investment File is what Customer purports such Investment File to be, it being understood that none of the [  ], nor any Subcustodian or Depository, as applicable, shall have any duty to Customer or a Series to so verify. Further, [  ] shall be entitled to fully rely, without independent verification, on Customer’s representations regarding the Investment Files. [  ]’s safekeeping of an Investment File shall in no way be construed as custody of the Private Investments or any other underlying assets which the Investment File is said to constitute or represent. For clarification, in the event the Customer’s or a Series’, if applicable, Private Investments consist of real and related personal properties (“Real Property”), [  ]’s, a Subcustodian’s or a Depository’s acceptance of an Investment File purporting to evidence such Real Property shall in no way be deemed to be or otherwise constitute custody or possession of the underlying Real Property to which such Investment File relates and [  ], Subcustodians and Depositories shall have no duty, responsibility or obligation to possess, control, safekeep or otherwise provide any services contemplated by this Agreement in respect of any underlying Real Properties to which Investment Files may relate.

(c)	For the avoidance of doubt, [ ] shall have no duty or obligation whatsoever to determine, or liability for the failure to determine, (i) the contents of an Investment File; (ii) that any Investment File is or is not what Customer or a Series purports it to be, or (iii) the value any asset represented by the Investment File. [ ] makes no representations or warranties, nor does it give any other assurances, regarding any Investment File or the contents thereof. Any Account statements will only reflect an inventory of the Investment Files that [ ] holds in custody hereunder without any representation as to the contents thereof. [ ] shall be under no obligation hereunder for providing any Account statements directly to any clients or investors of Customer or a Series, if applicable, or any third parties. With respect to the subject matter hereof, [ ] will only provide those services set forth herein and [ ] shall be under no obligation to accept delivery of any Investment File unless it is delivered in accordance with the foregoing requirements.
8.2	Acceptance and Safekeeping of Possessed Securities
(a)	With respect to all Possessed Securities, Customer (with respect to a particular Series, if applicable) will arrange for the physical and not, for the avoidance of doubt, electronic, delivery of Possessed Securities to [ ], Subcustodian or Depository, as applicable accompanied by an Instruction which clearly identifies the key identifiers associated with such Possessed Security; provided that [ ], Subcustodian or Depository may, in its reasonable discretion, reject any Possessed Security which [ ], such Subcustodian or Depository has determined to be ineligible for deposit or which otherwise cannot be held in custody by [ ], Subcustodian or Depository. [ ] shall endeavor to provide reasonable notice to Customer of a rejection of any Possessed Security; provided that [ ] makes no representation as to its ability to provide such notice and provided [ ] has acted with the Standard of Care, shall not incur any liability arising out of its failure to provide such notice. Under no circumstances will [ ] be required to issue a trust receipt (or similar instrument) with respect to any Possessed Security. [ ] agrees to hold Possessed Securities as bailee for Customer. [ ] shall maintain continuous
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possession of the certificated securities evidencing Possessed Securities; provided, however, that [  ] expressly disclaims any ability to “control” (within the meaning of the UCC) the Possessed Securities or otherwise exercise any rights in respect thereof or at the direction of Customer or a Series.

(b)	[ ] shall not be under an obligation to review, verify, validate or otherwise inspect any Possessed Securities. [ ] will include such Possessed Securities in its regular security count audits and deliver such Possessed Securities to such person or entity as Customer or a Series may instruct via Instructions. [ ] shall be entitled to fully rely, without independent verification, on Customer’s or a Series’ representations regarding the Possessed Securities.
(c)	For the avoidance of doubt, [ ] shall have no duty or obligation whatsoever to determine the value or price of any Possessed Security. [ ] makes no representations or warranties, nor does it give any other assurances, regarding any Possessed Security or the contents thereof. Any Account statements will only reflect an inventory of the Possessed Security, Possessed Securities that [ ] holds in custody hereunder without any representation as to the value thereof. [ ] shall be under no obligation hereunder for providing any Account statements directly to any clients or investors of Customer or a Series, if applicable, or any third parties. With respect to the subject matter hereof, [ ] will only provide those services set forth herein and [ ] shall be under no obligation to accept delivery of any Possessed Security unless it is delivered in accordance with the foregoing requirements.
8.3	Responsibility for Private Investments
(a)	No director, officer, employee or agent of Customer shall have physical access to any Investment Files or Possessed Securities or be authorized or permitted to withdraw any Documentation nor shall [ ] any Subcustodian or Depository, as applicable, deliver any Documentation to any such person, unless such access or withdrawal has been duly authorized pursuant to this Agreement.
(b)	Customer shall be solely responsible for the servicing of all Private Investments. Customer shall cause all payments by or on behalf of issuers to be remitted to [ ] for credit to the Account.
(c)	Customer shall be solely responsible for maintaining all records of account activity relating to each Private Investment, including without limitation, any modification, termination or other changes in the Private Investment. Upon modification or other change in any Private Investment, Customer shall promptly deliver or cause to be delivered to [ ], Subcustodian or Depository, as applicable, all relevant Documentation, as determined by the Customer in the Customer’s sole discretion.
(d)	Customer shall be solely responsible for the settlement of each purchase or sale of Private Investments. Subject to Section 8.3(e) below, Customer shall deliver to [ ] Instructions specifying all Investment Files and Possessed Securities to be received or released in connection with such purchase or sale and any other relevant information concerning the custody of the Investment Files and Possessed Securities relating to the affected Private Investments. Customer assumes full responsibility for all credit risks associated with any such sale or purchase or any loss, damage or destruction of any Documentation, Investment Files or Possessed Securities in transit.
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(e)	Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed in writing to the parties, Customer shall, with respect to Private Investments:
(i)	Cause the issuer of the applicable Private Investment to deposit with [ ] (by means of a check or draft payable to [ ] or its nominee or by wire transfer) all income and other payments or distributions on or with respect to such Private Investment and advise [ ] in an Instruction of the amount to be received and if such amount relates to a particular Investment File and the identity of such Investment File;
(ii)	Direct [ ] in a detailed Instruction to present for payment on the date and at the address specified therein the Private Investment specified therein whether at maturity or for repurchase or redemption, and to hold hereunder such amounts paid on or with respect to such particular Private Investments as [ ] may receive;
(iii)	Obtain and execute any certificates of ownership, affidavits, declarations or other certificates under any tax laws now or hereafter in effect in connection with the collection of bond and note coupons;
(iv)	Cause the issuer to deposit with [ ] any Subcustodian or Depository, as applicable, such additional Private Investment or rights as may be issued with respect to any Private Investments and advise [ ] in a detailed Instruction if the Private Investments are to be added or credited to a particular Investment File;
(v)	Be solely responsible for the exercise of rights or discretionary actions with respect to Private Investments covered by this Agreement; and
(vi)	Exercise all voting rights with respect to Private Investments.
9.	CREDITS AND ADVANCES
9.1	Contractual Settlement and Income

[  ] may, in its sole discretion, as a matter of bookkeeping convenience, credit the relevant Account with the proceeds resulting from the purchase, sale, redemption or other delivery or receipt of Securities, Investment Files or Possessed Securities, or interest, dividends or other distributions payable on Securities, Investment Files and Possessed Securities, prior to its actual receipt thereof. All such credits will be conditional until [  ]’s actual receipt of such proceeds and may be reversed by [  ] to the extent that such proceeds are not received. Actual receipt of proceeds with respect to a transaction will not be deemed to have occurred, and the transaction will not be considered final, until [  ] has received sufficient immediately available funds or Securities specifically applicable to such transaction that, under applicable local law, rule or practice, are irreversible and not subject to any security interest, levy or other encumbrance.

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9.2	Advances

If [  ] receives an Instruction that, if processed, would result in an overdraft in an Account, [  ] may, in its sole discretion, advance funds in any currency hereunder; however, [  ] will have no obligation to advance its own funds.

9.3	Payment

If: (a) [  ] has advanced funds to an Account; (b) an overdraft has occurred in an Account (including overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions); or (c) Customer is for any other reason indebted to [  ], Customer agrees to pay [  ] (on demand or upon becoming aware thereof) the amount of such advance, overdraft or indebtedness, plus accrued interest at a rate then charged by [  ] to its institutional custody clients in the relevant currency.

9.4	Securing Payment

In order to secure payment of Customer’s obligations and liabilities relating to a Series (whether or not matured) to [  ] or any [  ] Affiliate, whether or not relating to or arising under this Agreement or any other agreement with [  ] or any [  ] Affiliate, and in addition to any preference, lien or other rights and security interest to which [  ] or such [  ] Affiliate may be entitled under applicable law or any other agreement, Customer hereby pledges and grants to [  ] and such [  ] Affiliate, and agrees [  ] and such [  ] Affiliate will have to the maximum extent permitted by law, a continuing first lien and security interest in: (a) all of Customer’s and such Series’ right, title and interest in and to the Account relating to such Series and the Assets, Investment Files and Possessed Securities now or hereafter held in such Account (including proceeds thereof) and (b) any other property at any time held by [  ] or any [  ] Affiliate relating to such Series; provided that Customer does not hereby grant a security interest in any Securities issued by an affiliate (as defined in Section 23A of the U.S. Federal Reserve Act and related implementing regulations (Regulation W, 12 C.F.R. part 223)) of [  ] (such securities, “Affiliate Securities”) with the exception of Affiliate Securities that (i) constitute “eligible affiliated mutual fund securities” as defined in Section 223.24(c) of Regulation W (12 C.F.R. 223.24(c)) and (ii) meet the requirements in Section 223.24(c) of Regulation W (12 C.F.R. 223.24(c)) of [  ]. Customer represents, warrants and covenants that it owns the Assets in the Accounts, and such other property at any time held by [  ] or any [  ] Affiliate relating to Customer, free and clear of all liens, claims and security interests (except for those granted in accordance with this Agreement or as otherwise acknowledged in writing by [  ]), and that the first lien and security interest granted herein with respect to each Series will be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any third party (other than specific liens granted preferred status by statute). Customer will take any additional steps required to assure [  ] of such priority security interest, including notifying third parties or obtaining their consent. [  ] will be entitled to collect from the relevant Account sufficient Cash for reimbursement, and if such Cash is insufficient, to sell Securities in such Account to the extent necessary to obtain reimbursement. In this regard, [  ] will be entitled to all the rights and remedies of a pledgee, secured creditor and/or securities intermediary under applicable laws, rules and regulations as then in effect as if Customer or the relevant Series is in default.

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9.5	Setoff

[  ] has the right to debit any Cash for any amount payable by Customer in connection with any and all obligations and liabilities (whether or not matured) of Customer relating to a Series to [  ] or any [  ] Affiliate relating to or arising under this Agreement or any other agreement with [  ] or any [  ] Affiliate. In addition to the rights of [  ] or such [  ] Affiliate under applicable law or any other agreement, at any time when Customer has not honored any of its obligations relating to a Series to [  ] or such [  ] Affiliate, [  ] will have the right without notice to Customer to retain or set-off against any obligations relating to such Series any cash [  ] or any [  ] Affiliate may directly or indirectly hold with respect to such Series, and any obligations (whether or not matured) that [  ] or any [  ] Affiliate may have with respect to such Series in any currency. Any such cash or obligation relating to a Series may be transferred to [  ] and any [  ] Affiliate in order to effect the above rights.

9.6	Currency Conversion

[  ] is hereby authorized to effect any necessary currency conversions in order to exercise its rights under this Section 9 at [  ]'s own rate of exchange then prevailing.

10.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA
10.1	Statements

[  ] will make available to Customer, through the Electronic Access Services, a monthly statement (or report for such other time period as the Parties may agree upon from time to time) reflecting all transfers to or from the Accounts during such month and all holdings in the Accounts as of the last business day of such month (or as of such other date(s) as the Parties may agree upon from time to time). Customer will promptly review each such statement and, within ninety (90) days of when such statement is made available by [  ], notify [  ] of any exception or objection thereto. Notwithstanding the foregoing, Customer may notify [  ] of any such exceptions or objections at any time; provided, however, that [  ] will not be responsible or liable for any losses that could have been mitigated had such notice been provided during such ninety (90) day period.

10.2	Books and Records

The books and records, directly pertaining to the Accounts, which are in the possession of [  ] will be the property of Customer. Such books and records will be prepared and maintained as required by the 1940 Act and the rules thereunder. [  ] will identify on its books and records the Assets belonging to Customer with respect to each Series whether held directly or indirectly through Subcustodians or Depositories. Securities held in the Accounts will be held in registered form in the name of [  ] or one of its nominees and will be segregated on [  ]’s books and records from [  ]’s own property. Customer and its authorized representatives will have the right, at Customer’s own expense and with reasonable prior written notice to [  ], to have reasonable access to those books and records directly pertaining to the Accounts. Any such access will occur during [  ]’s normal business hours and will be subject to [  ]’s applicable security policies and procedures.

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Upon Customer’s reasonable request, copies of those books and records directly pertaining to the Accounts will be provided by [  ] to Customer or its authorized representative.

10.3	Third Party Data
(a)	Customer acknowledges that [ ] will be receiving, utilizing and relying on Market Data and other data provided by Customer and/or by third parties in connection with its performance of the services hereunder (collectively, “Third Party Data”). [ ] is entitled to rely without inquiry on all Third Party Data provided to [ ] hereunder (and all Instructions related to Third Party Data), and [ ] makes no assurances or warranties in relation to the accuracy or completeness of Third Party Data and will not be responsible or liable for any losses or damages incurred as a result of any Third Party Data that is inaccurate or incomplete. [ ] may follow Instructions with respect to Third Party Data, even if such Instructions direct [ ] to override its usual procedures and data sources or if [ ], in performing services for itself or others (including services similar to those performed for Customer), receives different Third Party Data for the same or similar Securities, Investment Files or Possessed Securities.
(b)	Although statements and reports provided by [ ] hereunder with respect to the Accounts may contain values of, and pricing information in relation to, Securities, Investment Files or Possessed Securities held pursuant to this Agreement, [ ] does not undertake any duty or responsibility under this Agreement to report such values or pricing information.
(c)	Certain Market Data may be the intellectual property of Market Data Providers, which impose additional terms and conditions upon Customer’s use of such Market Data. Such additional terms and conditions can be found on the Data Terms Website. Customer agrees to those terms and conditions as they are posted on the Data Terms Website from time to time.
11.	DISCLOSURES
11.1	Required Disclosure
(a)	With respect to Securities that are registered under the U.S. Securities Exchange Act of 1934, as amended, or that are issued by an issuer registered under the 1940 Act, the U.S. Shareholder Communications Act of 1985 (the “Act”) requires [ ] to disclose to issuers of such Securities, upon their request, the name, address and securities position of [ ]’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. Customer has designated on the signature page hereof whether (i) as beneficial owner, it objects to the disclosure of its name, address and securities position to any U.S. issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and Customer or (ii) it requires [ ] to contact the relevant investment manager with respect to relevant Securities to make the decision as to whether it objects to the disclosure of the beneficial owner’s name, address and securities position to any U.S. issuer that requests such information pursuant to the Act.
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(b)	With respect to certain Securities issued outside the United States, [ ] may disclose information to issuers of Securities as required by the organizational documents of the relevant issuer or in accordance with local market practice.
(c)	In connection with any disclosure contemplated by this Section 11, Customer agrees to supply [ ] with any required information.
11.2	Foreign Exchange Transactions

In connection with this Agreement, Customer may enter into foreign exchange transactions (including foreign exchange hedging transactions) with [  ] or a [  ] Affiliate acting as a principal or otherwise through customary channels. Customer may issue standing Instructions with respect to any such foreign exchange transactions, subject to any rules or limitations that may apply to any foreign exchange facility made available to Customer. With respect to any such foreign exchange transactions, [  ] or such [  ] Affiliate is acting as a principal counterparty on its own behalf and is not acting as a fiduciary or agent for, or on behalf of, Customer, a Series, an investment manager or any Account.

11.3	Investment of Cash

In connection with this Agreement, Customer may issue standing Instructions to invest Cash in one or more sweep investment vehicles. Such investment vehicles may be offered by a [  ] Affiliate or by a client of [  ], and [  ] may receive compensation therefrom. By making investment vehicles available, [  ] and its Affiliates will not be deemed to have recommended, endorsed or guaranteed any such investment vehicle in any way or otherwise to have acted as a fiduciary or agent for, or on behalf of, Customer, its investment manager or any Account. Provided [  ] has implemented the Instructions to invest in one or more sweep vehicles in accordance with the Standard of Care, [  ] will have no liability for any investment loss incurred on any such investments while invested in such vehicles. Customer understands that Cash may be uninvested if it is received or reconciled to an Account after the applicable deadline to be swept into Customer’s selected investment vehicle.

12.	REGULATORY MATTERS
12.1	USA PATRIOT Act

Section 326 of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (including its implementing regulations) requires [  ] to implement a customer identification program pursuant to which [  ] must obtain certain information from Customer in order to verify Customer’s identity prior to establishing an Account. Accordingly, prior to establishing an Account, Customer will be required to provide [  ] with certain information, including Customer’s name, physical address, tax identification number and other pertinent identifying information, to enable [  ] to verify Customer’s identity. Customer acknowledges that [  ] cannot establish an Account unless and until [  ] has successfully performed such verification.

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12.2	Sanctions; Anti-Money Laundering
(a)	Throughout the term of this Agreement, Customer: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to its clients (to the extent the Assets are client assets) and with respect to incoming or outgoing assets or transactions relating to this Agreement; (ii) will ensure that neither Customer nor any of its Affiliates, directors, officers, employees or clients (to the extent the Assets are client assets) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions and (iii) will not, directly or indirectly, use the Accounts in any manner that would result in a violation by Customer or [ ] of Sanctions.
(b)	Customer acknowledges and agrees that, in connection with the services provided by [ ] under this Agreement, each of Customer’s investors is not a customer or joint customer with [ ]. Customer (and not [ ]) has the responsibility to, and will, fulfill any compliance requirement or obligation with respect to each of its investors under all Anti-Money Laundering Laws applicable to Customer. Without limiting any obligation imposed on Customer by Anti-Money Laundering Laws, throughout the term of this Agreement, Customer will maintain a compliance program with respect to its investors that includes the following: (i) a know-your-customer program in order to understand and verify the identity of each investor, in accordance with the requirements of the Bank Secrecy Act and the relevant regulations thereunder applicable to Customer, (ii) a transaction surveillance and monitoring program, and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each investor to the appropriate law enforcement and regulatory authorities and to [ ] where related to the services provided by [ ] hereunder.
(c)	Customer will promptly provide to [ ] such information in Customer’s possession and as [ ] reasonably requests in connection with the matters referenced in this Section 12.2, including information regarding (i) the Accounts, (ii) the Assets and the source thereof, (iii) the identity of any individual or entity having or claiming an interest therein, including any investor, and (iv) Customer’s anti-money laundering and Sanctions compliance programs and any related records and/or transaction information, including with respect to any investor, regardless of whether such request is made under USA PATRIOT Act Section 314(b) (where applicable). Customer will cooperate with [ ] and provide assistance reasonably requested by [ ] in connection with any anti-money laundering and terrorist financing or Sanctions inquiries. Prior to delivering to [ ] the assets of any investor, Customer will obtain from each such investor, and will continue to maintain in effect throughout the term of this Agreement, any consents or waivers that may be required under applicable law in order to comply with the foregoing obligations.
(d)	[ ] may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion and upon the advice of its legal counsel, deems necessary or advisable, in connection with the matters referenced in this Section 12.2. If [ ] declines to act or provide services as provided in the
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preceding sentence, except as otherwise prohibited by applicable law or official request, [  ] will inform Customer as soon as reasonably practicable.

(e)	While Customer remains responsible for the matters set forth in Section 12.2(a) and Section 12.2(b), it is noted that certain duties relating to such matters may be delegated by Customer to its transfer agent service provider.
13.	COMPENSATION
13.1	Fees and Expenses

In consideration of [  ]’s services provided hereunder, Customer will (a) pay to [  ] the fees set forth in the agreed upon fee schedule (as such fee schedule may be amended by [  ] from time to time upon (i) thirty (30) days' prior written notice to Customer and (ii) Customer’s written consent, which shall not be unreasonably withheld, prior to implementation of such amended fee schedule); and (b) reimburse [  ] for any out-of-pocket and incidental expenses incurred by [  ] in connection therewith. Unless otherwise agreed by the Parties, such amounts will be payable to [  ] within thirty (30) days of Customer’s receipt of the relevant invoice. Without limiting [  ]’s other rights set forth in this Agreement, [  ] may charge interest on overdue amounts at a rate then charged by [  ] to its institutional custody clients in the relevant currency.

13.2	Other Compensation
(a)	Customer acknowledges that, as part of [ ]’s compensation, [ ] will earn interest on Cash balances held by [ ] (including disbursement balances, balances arising from purchase and sale transactions and when Cash otherwise remains uninvested) as provided in [ ]’s compensation disclosures.
(b)	Where an error or omission has occurred under this Agreement that results in an unintended gain, provided that Customer is put in the same or equivalent position as it would have been in had such error or omission not occurred, any such gain will be solely for the account of [ ] without any duty to report such gain to Customer.
14.	REPRESENTATIONS, WARRANTIES AND COVENANTS
14.1	[ ]
a)	[ ] represents and warrants that: (a) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement and (c) the individual executing this Agreement on its behalf has the requisite authority to bind [ ] to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.
b)	[ ] represents and warrants that it is qualified to act as a custodian pursuant to Section 17(f)(1) of the 1940 Act as of the date hereof and it shall confirm such qualification in writing to Customer upon the request of Customer.
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c)	[ ] represents and warrants that it is conducting its business in compliance with all applicable statutes, laws, rules and regulations applicable to it.
14.2	Customer
(a)	Customer represents and warrants that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (ii) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; and (iii) the individual executing this Agreement on its behalf has the requisite authority to bind Customer to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.
(b)	Customer represents, warrants and covenants that (i) it or the relevant investment manager has determined that the custody arrangements of each Depository maintaining “Foreign Assets” (as defined in Rule 17f-5 under the 1940 Act) provide reasonable safeguards against the custody risks associated with maintaining assets with such Depository within the meaning of Rule 17f-7 under the 1940 Act and (ii) it shall manage its borrowings, including without limitation any advance or overdraft (including any daylight overdraft) in an Account, so that the aggregate of its total borrowings for each Series do not exceed the amount such Series is permitted to borrow under the 1940 Act.
(c)	Customer represents and warrants that all actions taken, or to be taken, by or on behalf of Customer in connection with establishing, maintaining, operating or terminating Customer (including, any offer, sale or distribution of the shares of, or interest in, Customer) shall be done in compliance with all applicable U.S. state and federal securities laws and regulations and all other applicable laws and regulations of all applicable jurisdictions.
(d)	Customer hereby represents, warrants and covenants, which shall be continuing and shall be deemed to be reaffirmed upon each Instruction given by the applicable Customer, that:
(i)	Its delivery of Possessed Securities and Investment Files (and the Documentation therein) to [ ] hereunder complies with all applicable laws, rules and regulations, both state and federal, including all applicable anti-money laundering laws and regulations; and
(ii)	It will not include in Investment Files anything other than Documentation.
15.	LIABILITY
15.1	Standard of Care

In performing its duties under this Agreement, [  ] will exercise the standard of reasonable care, prudence and diligence that a professional custodian would observe in these affairs taking into account the applicable law, prevailing rules, practices, procedures and circumstances in the relevant market (“Standard of Care”).

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15.2	Limitation of Liability
(a)	[ ]’s liability arising out of or relating to this Agreement will be limited solely to those direct damages that are caused by [ ]’s negligence, willful misconduct, bad faith, reckless disregard in the performance of its obligations under this Agreement, or failure to perform its obligations under this Agreement in accordance with the Standard of Care. In no event will [ ] be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if [ ] has been advised of the possibility of such losses or damages).
(b)	Notwithstanding anything to the contrary set forth in this Agreement, in no event will [ ] be liable for any losses or damages arising out of any of the following:
(i)	Customer’s or an Authorized Person’s decision to invest in or hold Assets, Investment Files or Possessed Securities in any particular country, including any losses or damages arising out of or relating to: (A) the financial infrastructure of a country; (B) a country’s prevailing custody and settlement practices; (C) nationalization, expropriation or other governmental actions; (D) a country’s regulation of the banking or securities industry; (E) currency and exchange controls, restrictions, devaluations, redenominations, fluctuations or asset freezes; (F) laws, rules, regulations or orders that at any time prohibit or impose burdens or costs on the transfer of Assets, Investment Files or Possessed Securities to, by or for the account of Customer or (G) market conditions which affect the orderly execution of securities transactions or affect the value of securities;
(ii)	[ ]’s reliance on Instructions;
(iii)	[ ]’s receipt or acceptance of fraudulent, forged or invalid Securities, Investment Files or Possessed Securities (or Securities, Investment Files or Possessed Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market);
(iv)	For any matter with respect to which [ ] is required to act only upon the receipt of Instructions, (A) [ ]’s failure to act in the absence of such Instructions or (B) Instructions that are late or incomplete or do not otherwise satisfy the requirements of Section 3.2(e), whether or not [ ] acted upon such Instructions;
(v)	[ ] receiving or transmitting any data to or from Customer or any Authorized Person via any non-secure method of transmission or communication selected by Customer;
(vi)	Customer’s or an Authorized Person’s decision to invest in Securities, Investment Files or Possessed Securities or to hold Cash in any currency; or
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(vii)	The insolvency of any Person, including a Subcustodian that is not a [ ] Affiliate, Depository, broker, bank or a counterparty to the settlement of a transaction or to a foreign exchange transaction, except to the extent arising directly from [ ]’s failure to exercise the Standard of Care in selecting, retaining, and monitoring a Subcustodian that is not a [ ] Affiliate; or
(viii)	Any inability of [ ], a Subcustodian or any of their respective agents to file claims for exemptions or refunds or otherwise obtain relief from Tax Obligations due to (A) Customer’s failure to provide, or delay in providing, Tax Information to [ ], (B) any failure of Customer to comply with applicable tax laws, or (C) any failure or refusal of any taxing authority to provide such relief.
(c)	If [ ] is in doubt as to any action it should or should not take, either pursuant to, or in the absence of, Instructions, [ ] may obtain the advice of either reputable counsel of its own choosing or counsel to Customer, and [ ] will not be liable for acting in accordance with such advice.
15.3	Force Majeure

[  ] will not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by natural disasters, fire, acts of God, strikes or other labor disputes, work stoppages, acts of war or terrorism, general civil unrest, actual or threatened epidemics, disease, act of any government, governmental authority or police or military authority, declared or threatened state of emergency, legal constraint, the interruption, loss or malfunction of utilities or transportation, communications or computer systems, or any other similar events beyond its reasonable control. [  ] will promptly notify Customer upon the occurrence of any such event and will use commercially reasonable efforts to minimize the effect of any such events.

15.4	Indemnification
a)	Customer will indemnify and hold harmless [ ] from and against all losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by [ ] arising out of or relating to [ ]’s performance under this Agreement (including as a result of any action taken or omitted to be taken by Customer), except to the extent resulting from [ ]’s actual fraud, negligence, willful misconduct, bad faith or reckless disregard in the performance of its obligations under this Agreement or failure to perform its obligations under this Agreement in accordance with the Standard of Care. The Parties agree that the foregoing will include reasonable counsel fees and expenses incurred by [ ] in its successful defense of claims that are asserted by Customer against [ ] arising out of or relating to [ ]’s performance under this Agreement. Any obligations of Customer under this Section 15.4 with respect to a particular Series will not be satisfied out of the assets of another Series.
b)	In the event of any demand, or any civil, criminal, administrative, or investigative claim, action, or proceeding (including arbitration) asserted, commenced or
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threatened against an entity or person (a “Claim”), upon the assertion of such Claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim; provided, however, that any failure by a party to provide such notice shall not relieve the other party of its obligations to indemnify and hold harmless the other party pursuant to the terms of this Agreement except to the extent that the indemnifying party can demonstrate actual prejudice as a result of such failure.

16.	CONFIDENTIALITY
16.1	Confidentiality Obligations

Each Party agrees to use the Confidential Information of the other Party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other Person without the prior written consent of the other Party. Notwithstanding the foregoing, [  ] may: (a) use Customer’s Confidential Information in connection with certain functions performed on a centralized basis by [  ], its Affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage); (b) disclose such information to its Affiliates and joint ventures and to its and their service providers who are subject to confidentiality obligations and (c) store the names and business contact information of Customer’s employees and representatives relating to this Agreement on the systems or in the records of its Affiliates and joint ventures and its and their service providers. In addition, [  ] may aggregate information regarding Customer and the Accounts on an anonymized basis with other similar client data for [  ]’s and its Affiliates’ reporting, research, product development and distribution and marketing purposes.

16.2	Exceptions

The Parties’ respective obligations under Section 16.1 will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving Party; (b) that was known to the receiving Party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (c) that is independently developed by the receiving Party without reference to such information; (d) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing Party or (e) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority.

17.	TERM AND TERMINATION
17.1	Term

The term of this Agreement will commence on the Effective Date and will continue in effect until terminated in accordance with the provisions herein.

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17.2	Termination

Each Party may terminate this Agreement with respect to one or more Series by giving to the counterparty a notice in writing specifying the date of such termination, which will be not less than ninety (90) days after the date of such notice.

17.3	Effect of Termination

Upon termination hereof, Customer will pay to [  ] such compensation as may be due to [  ], and will reimburse [  ] for other amounts payable or reimbursable to [  ] hereunder, through the date of termination. [  ] will follow such reasonable Instructions as Customer issues concerning the transfer of custody of records, Assets, Investment Files, Possessed Securities and other items; provided that (a) [  ] will have no responsibility or liability for shipping and insurance costs associated therewith and (b) full payment has been made to [  ] of its compensation, costs, expenses and other amounts to which it is entitled hereunder. If any Assets, Investment Files or Possessed Securities remain in any Account after termination, [  ] may deliver to Customer such Assets, Investment Files or Possessed Securities. The terms of this Agreement (including the terms relating to fees payable to [  ]) will continue to apply from day to day until any transferable Asset is transferred in accordance with this Section, except that no additional Cash, Investment Files, Possessed Securities or Securities may be deposited with [  ] or any Subcustodian after such date other than with [  ]’s express prior consent, and Customer will have a continuing obligation to provide [  ] as soon as possible with the details of the Person or Persons to whom the remaining Assets, Investment Files or Possessed Securities are to be transferred.

17.4	Survival

Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the Parties’ benefit, including Section 14 (Representations, Warranties and Covenants); Section 15 (Liability); Section 16 (Confidentiality); Section 17.3 (Effect of Termination); Section 17.4 (Survival) and Section 18.4 (Governing Law/Forum).

18.	GENERAL
18.1	Non-Custody Assets

At Customer’s request pursuant to Instructions, subject to [  ]’s approval and as an accommodation to Customer, [  ] will provide consolidated recordkeeping services reflecting on statements provided to Customer securities and other assets not held by [  ] (“Non-Custody Assets”). Non-Custody Assets will be designated on [  ]’s books as “assets not held in custody” or by other similar designation and will not constitute Assets, Investment Files or Possessed Securities for purposes of this Agreement. Customer acknowledges and agrees that, notwithstanding anything contained elsewhere in this Agreement, (a) Customer will have no security entitlement against [  ] with respect to Non-Custody Assets; (b) [  ] will rely, without independent verification, on information provided by Customer or its designee regarding Non-Custody Assets (including positions and market valuations) and (c) [  ] will have no responsibility whatsoever with respect to Non-

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Custody Assets or the accuracy of any information maintained on [  ]’s books or set forth on account statements concerning Non-Custody Assets.

18.2	Assignment
(a)	Neither Party may, without the other Party’s prior written consent, assign any of its rights or delegate any of its duties under this Agreement (whether by change of control, operation of law or otherwise); provided, however that [ ] may, without the prior written consent of Customer, assign this Agreement or any of its rights, or delegate any of its duties hereunder: (a) to any [ ] Affiliate; (b) to any successor to the business of [ ] to which this Agreement relates, in which event [ ] agrees to provide notice of such successor to Customer or (c) as otherwise permitted in this Agreement; provided further that any entity to which this Agreement is assigned by [ ] without the prior written consent of Customer pursuant to a foregoing item (a), (b) or (c) will satisfy the requirements for serving as a custodian for a registered investment company. Any purported assignment or delegation by a Party in violation of this provision will be voidable at the option of the other Party. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.
18.3	Amendment

This Agreement may be amended or modified only in a written agreement signed by an authorized representative of each Party. For purposes of the foregoing, email exchanges between the Parties will not be deemed to constitute a written agreement.

18.4	Governing Law/Forum
(a)	The substantive laws of the state of New York (without regard to its conflicts of law provisions) will govern all matters arising out of or relating to this Agreement, including the establishment and maintenance of the Accounts and for purposes of the Uniform Commercial Code and all issues specified in Article 2(1) of the Hague Securities Convention.
(b)	Each Party irrevocably agrees that all legal actions or proceedings brought by it against the other Party arising out of or relating to this Agreement will be brought solely and exclusively before the state or federal courts situated in New York City, New York. Each Party irrevocably submits to personal jurisdiction in such courts and waives any objection which it may now or hereafter have based on improper venue or forum non conveniens. The Parties hereby unconditionally waive, to the fullest extent permitted by applicable law, any right to a jury trial with respect to any such actions or proceedings.
18.5	Business Continuity/Disaster Recovery

[  ] will implement business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provision of the services hereunder, and will be tested at least annually to validate whether the recovery strategies, requirements, and protocols are viable and sustainable.

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18.6	Non-Fiduciary Status

Customer hereby acknowledges and agrees that [  ] is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder, including with respect to the management, investment advisory or sub-advisory functions of Customer.

18.7	Notices

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions), notices given hereunder will be: (a) addressed to [  ] or Customer at the address set forth on the signature page (or such other address as either Party may designate in writing to the other Party) and (b) sent by hand delivery, by certified mail, return receipt requested, or by overnight delivery service, in each case with postage or charges prepaid. All notices given in accordance with this Section will be effective upon receipt.

18.8	Entire Agreement

This Agreement constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

18.9	No Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, the Parties. Each Party intends that this Agreement will not, and no provision of this Agreement will be interpreted to, benefit, or create any right or cause of action in or on behalf of, any party or entity other than the Parties.

18.10	Counterparts

This Agreement may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email.

18.11	Interpretation

The terms and conditions of this Agreement are the result of negotiations between the Parties. The Parties intend that this Agreement will not be construed in favor of or against a Party by reason of the extent to which such Party or its professional advisors participated in the preparation or drafting of this Agreement.

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18.12	No Waiver

No failure or delay by a Party to exercise any right, remedy or power it has under this Agreement will impair or be construed as a waiver of such right, remedy or power. A waiver by a Party of any provision or any breach of any provision will not be construed to be a waiver by such Party of such provision in any other instance or any succeeding breach of such provision or a breach of any other provision.

18.13	Headings

All section and subsection headings in this Agreement are included for convenience of reference only and will not be considered in the interpretation of the scope or intent of any provision of this Agreement.

18.14	Severability

If at any time any provision of this Agreement becomes, or is deemed by an authority of competent jurisdiction to be, invalid, unenforceable or contrary to applicable law, neither the legality, validity or enforceability of the remaining provisions of the Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired by such provision. In such case, the Parties will negotiate in good faith to replace each illegal, invalid or unenforceable provision with a valid, legal and enforceable provision that fulfills as closely as possible the original intent of the Parties.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

[ ]		T. ROWE PRICE OHA FLEXIBLE CREDIT INCOME FUND

By:	[ ]	By:	Gerard Waldt
Name:	[ ]	Name:	Gerard Waldt
Title:	[ ]	Title:	Chief Financial Officer
Date:	June 28, 2024	Date:	June 28, 2024

Address for Notice:	Address for Notice:
[ ] ______________________________ ______________________________ Attention: ______________________	T. ROWE PRICE OHA FLEXIBLE CREDIT INCOME FUND 1 Vanderbilt Place, 16th Floor New York, New York 10017 Attention: _____________________

Pursuant to Section 11.1(a):

X       as beneficial owner, Customer objects to disclosure

[  ]       as beneficial owner, Customer does not object to disclosure

[  ] [  ] will contact THE RELEVANT investment manager with respect to relevant Securities to make the decision whether it objects to disclosure

IF NO BOX IS CHECKED, [  ] WILL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM CUSTOMER.

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APPENDIX I

LIST OF ENTITIES

Customer Name	Type of Entity	Tax Id. No.	Year End	Effective Date of Custody Services

1